POWER OF ATTORNEY

I, Charles R. Cox, a director and/or officer of Furmanite Corporation (FRM), hereby authorize and designate each of Michael L. Rose, Howard C. Wadsworth and Mary Beth Doss my agent and attorney-in-fact, with full power of substitution to:

(1) prepare and sign on my behalf with respect to any Form 3, 4 or 5 under Section 13 or 15 (d) of the Securities and Exchange Act of 1934 and file the same with the Securities and Exchange Commission and each stock exchange on which the common stock of FRM is listed;
(2) do anything else necessary or proper in connection with the foregoing.

This power of attorney shall remain in effect as long as I am subject to Section 16 with respect to FRM and shall not be affected by my subsequent disability or incompetence.

Dated, as of the 1st day of January, 2009.

/s/ Charles R. Cox